Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Third Quarter 2019 Net Income
and Announces Quarterly Dividend of $0.15 per Share

•Net income totaled $6.9 million, or $0.62 per diluted share.
•Hamilton conversion successfully completed on August 18, 2019; merger related expenses totaled $471,000 in the third quarter and $8.0 million year to date in 2019.
•Total loans decreased $8.6 million in the third quarter; loan growth absent the Hamilton acquisition totaled $7.5 million, or 2.4% annualized for the third quarter.
•Total deposits decreased $92.1 million in the third quarter; deposit growth absent the Hamilton acquisition and brokered deposit reductions totaled $30.6 million, or 8.2% annualized for the third quarter.
•The implementation of a plan to consolidate 5 branch locations and reduce 50,000 square feet of excess office space has commenced.
•The Board of Directors declared a cash dividend of $0.15 per common share, payable November 12, 2019, to shareholders of record as of November 4, 2019, a 15.4% increase over the dividend declared in October, 2018.
SHIPPENSBURG, PA (October 23, 2019) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the three and nine months ended September 30, 2019. Net income, including the impact of merger related expenses, totaled $6.9 million for the third quarter of 2019, compared with $4.0 million for the third quarter of 2018. Net income, including the impact of merger related expenses, for the nine months ended September 30, 2019 totaled $12.7 million, compared with $11.7 million for the same period in 2018. Diluted earnings per share totaled $0.62 and $1.23 for the quarter and nine months ended September 30, 2019, compared with $0.49 and $1.41 for the same periods in 2018. Earnings in 2019 were impacted by the acquisition of Mercersburg Financial Corporation ("Mercersburg"), completed on October 1, 2018 and Hamilton Bancorp, Inc., ("Hamilton") completed on May 1, 2019.

Thomas R. Quinn, Jr., President & CEO, commented, “In the third quarter of 2019, we continued to execute successfully on our strategic growth plans. Our dedicated team of associates completed the conversion of Hamilton’s systems onto Orrstown’s systems in August. We hired experienced commercial lenders in our Maryland and Capital Regions, and subsequent to the quarter’s end, we announced our brand ambassador for the Maryland Region, Jonathan Ogden, Hall of Fame football player for the Baltimore Ravens. Despite what we view as a favorable outlook for future growth and returns, we are not immune from near-term headwinds. An increase in economic uncertainty and an adverse interest rate environment are challenges to overcome, and we are taking action to assure continued success. Late in the third quarter, we terminated some brokered deposits and borrowings to reduce cash build. Combined with anticipated loan and deposit growth from recent hires, we look for this to favorably shift loan and deposit mix, aiding in defending our margin. We remain focused on growing fee income in mortgage banking, loan swap referral fees, wealth management, and other fee based business in this low rate environment. We are attuned to changing client appetites for service delivery at Orrstown and the industry as a whole, and are announcing the consolidation of five branches while serving our clients through an improved online banking platform with increased functionality and enhanced ATMs. Additionally, we are reducing excess office space; though we expect little impact on expenses from this action, it will allow us to focus on our clients more than physical plant. We continue to be laser focused on efficiency and automation efforts as we build a scalable organization that is well positioned for future growth and enhanced profitability.”

MERGER AND ACQUISITION ACTIVITY

The Company incurred merger related expenses totaling $471,000 and $8.0 million for the quarter and nine months ended September 30, 2019, representing principally data processing contract termination costs, employee contract termination costs and legal and consulting fees for the Hamilton acquisition and system conversion expenses for both the Mercersburg and Hamilton acquisitions, all of which are included in noninterest expenses.

OPERATING RESULTS

Results for the third quarter of 2019 were impacted by the following items:
•Merger related expenses totaling $471,000, or $0.03 per diluted share, net of tax;
•Securities gains totaling $2.3 million, or $0.17 per diluted share, net of tax; and
•Accelerated the payoff of brokered deposits and borrowings due to accelerated payoffs in the Hamilton loan portfolio, which negatively impacted net interest income by $223,000, or $0.02 per diluted share.

Net Interest Income

Net interest income totaled $17.9 million in the third quarter of 2019, a 41.1% increase compared with $12.7 million for the third quarter of 2018. Net interest income totaled $51.0 million for the nine months ended September 30, 2019, a 38.9% increase compared with $36.7 million for the same period in 2018. Net interest margin on a taxable-equivalent basis totaled 3.27% for the third quarter of 2019, compared with 3.28% for the third quarter of 2018. Net interest margin on a taxable-equivalent basis totaled 3.43% for the nine months ended September 30, 2019, compared with 3.29% for the same period in 2018.

During the third quarter, we experienced a net $9 million reduction in loans outstanding due to repayments totaling $16 million from the acquired Hamilton loan portfolio. The focus on the successful Hamilton system conversion while simultaneously recruiting and onboarding a team of experienced lenders in the Maryland Region resulted in a slowdown in loan origination activity in Maryland. We also experienced a seasonal increase in government deposits, which increased the average cash on the balance sheet in the quarter. Due to the short-term increase in cash, we took steps to reduce brokered deposits in an effort to reduce cash to our normal target of $25 million or less. The excess cash held on the balance sheet, totaling approximately $70 million, during the third quarter negatively impacted the net interest margin by 11 basis points.

The principal contributor to year-over-year revenue growth was an increase in interest and fees on loans, as total loans grew by $508.2 million from September 30, 2018 to September 30, 2019, with approximately $82.2 million in net organic growth and approximately $425.9 million representing the balance, at September 30, 2019, of loans acquired from Mercersburg and Hamilton. Taxable-equivalent yields on interest-earning assets and costs of interest-bearing liabilities both increased from 2018 to 2019, reflecting changes in the interest rate environment between years. The FOMC increased the Fed Funds target rate 25 basis points in both September and December 2018 and decreased it 25 basis points in both July and September 2019. The effect of purchase accounting related to the Mercersburg and Hamilton acquisitions also influenced the comparison of taxable-equivalent yields between 2018 and 2019. In addition, the Company began gradually increasing rates paid on interest-bearing deposits in the second half of 2018 in response to market conditions and continued to do so in 2019.

Provision for Loan Losses

Asset quality trends continue to be solid with a low level of charge-offs and low nonperforming loans. The provision for loan losses totaled $300,000 in the third quarter for 2019, compared with $200,000 for the same period in 2018. For the nine months ended September 30, the provision for loan losses in 2019 totaled $900,000, compared with $600,000 in 2018.

Net recoveries in the quarter ended September 30, 2019 totaled $49,000, equating to (0.01)% annualized as compared with net charge-offs totaling $23,000, or 0.01% annualized, in the previous quarter. Nonperforming loans to loans totaled 0.44% of loans at September 30, 2019, compared with 0.27% of loans at June 30, 2019. Loans outstanding decreased in the quarter with net recoveries, but there was a $2.5 million increase in nonperforming loans which required additional reserves. Overall, asset quality continues to be solid and the allowance for loan losses to nonperforming loans ratio ended the quarter at 213.7%.

The allowance for loan losses totaled $14.8 million at September 30, 2019, compared with $14.0 million at December 31, 2018 and $13.8 million at September 30, 2018. Management believes the allowance for loan losses to total loans ratio remains adequate at 0.93% at September 30, 2019. At September 30, 2018, the allowance for loan losses to total loans ratio totaled 1.27%. The principal factors impacting a comparison with September 30, 2019, were loans acquired in the Mercersburg and Hamilton transactions that were recorded at fair value, which incorporated a credit factor, and therefore did not require an increase in the Company's allowance for loan losses.

Noninterest Income

Noninterest income for the quarter ended September 30, 2019, excluding securities gains, totaled $6.5 million, an 18.1% increase, compared with $5.5 million in 2018. For the nine months ended September 30, noninterest income in 2019, excluding securities gains, totaled $17.2 million, an 8.5% increase, compared with $15.8 million in 2018.

Total trust, investment management and brokerage income for the quarter and nine months ended September 30, 2019, increased $423,000 and $652,000 year over year and included the effect of increased revenue from additional advisors and increased estate fees in 2019.

Mortgage banking income for the quarter and nine months ended September 30, 2019 decreased $112,000 and $306,000 year over year. In the third quarter of 2019, a $205,000 impairment charge due to decreasing interest rates was recognized on mortgage servicing rights. Loans sold in the quarter totaled $34.4 million and $74.0 million year to date compared with $27.6 million and $73.2 million in the previous year.
Income from bank owned life insurance for the quarter and nine months ended September 30, 2019 decreased $54,000 and increased $404,000 year over year. The Company recognized death benefit proceeds income totaling $255,000 in the second quarter of 2019 and $242,000 in the third quarter of 2018. The remainder of the net changes reflects additional life insurance policies acquired in the Mercersburg and Hamilton acquisitions.

In the third quarter of 2019, the Company recognized $629,000 for loan swap referral fees under a program in which it refers qualified commercial borrowers to a third party, which enters into an interest rate swap agreement with the borrower. The rate swap provides the borrower with the economic equivalent of a fixed-rate loan while allowing the Company to receive a variable rate of interest. Income from this program will vary from quarter to quarter depending on demand from qualified borrowers with a preference to enter into swap agreements with the third party.

Net investment securities gains totaled $2.3 million and $4.7 million for the quarter and nine months ended September 30, 2019, compared with $29,000 and $891,000 for same periods in 2018. At times, the Company may impact earnings through realized gains or losses on securities as opportunities become available to reposition part of its investment portfolio under asset/liability management strategies or to improve responsiveness of the portfolio to interest rate conditions, while also considering funding requirements of anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $18.2 million and $57.7 million for the quarter and nine months ended September 30, 2019, compared with $13.3 million and $39.7 million for the quarter and nine months ended September 30, 2018. In addition to the previously noted merger related expenses, the following line items reflected notable changes between periods.

Salaries and employee benefits totaled $10.5 million and $28.1 million for the quarter and nine months ended September 30, 2019, compared with $7.6 million and $23.5 million for the same periods in 2018, principally reflecting employees added in the Mercersburg acquisition in the fourth quarter of 2018 and the Hamilton acquisition in May, 2019. In addition, a higher level of expense was incurred year-over-year for additional employees for the Company's new branches and overall expansion efforts, annual merit increases, and incremental expense for additional share-based compensation awards granted in 2019, net of the benefit of forfeitures. In 2019, overall costs associated with the Company's self-insured group health plan were higher than in 2018 due to an increased number of employees and fluctuations in claims experience.

Occupancy, furniture and equipment costs for the quarter and nine months ended September 30, 2019 increased $620,000 and $1.4 million year over year, reflecting Mercersburg and Hamilton branches acquired. The Company's expanded presence in Lancaster County, Pennsylvania, also contributed to the increase, with two branch banking locations added in the second half of 2018 and two in the first quarter of 2019.

FDIC insurance expense decreased $178,000 and $110,000 year over year for the quarter and nine months ended September 30, 2019. The decrease reflects credits received in the third quarter that offset the Bank's second quarter 2019 FDIC assessment. The FDIC's assessment regulations provide that, for banks with consolidated total assets under $10 billion, after the reserve ratio reaches 1.38 percent (and provided that it remains at least 1.38%), the FDIC will automatically apply credits to reduce regular deposit insurance assessments up to the full amount of their assessments or the full amount of their credits, whichever is less. The reserve ratio reached 1.40% on June 30, 2019. Therefore, credits were first applied during the third quarter of 2019. If the reserve ratio remains at least 1.38%, the Company estimates it will receive credits that will offset its third quarter 2019 assessment and partially offset its fourth quarter 2019 assessment.

Intangible asset amortization for the quarter and nine months ended September 30, 2019 increased $462,000 and $1,024,000 year over year, due principally to amortization of core deposit intangibles recorded in the Mercersburg and Hamilton acquisitions.

As previously reported, noninterest expenses in the first quarter of 2019 included a $615,000 pretax expense, or approximately $0.05 per diluted share net of tax, to write off an insurance claim receivable from a 2018 cyber security incident.

Income Taxes

Income tax expense totaled $1.3 million and $1.7 million for the quarter and nine months ended September 30, 2019, compared with $644,000 and $1.5 million for the same periods in 2018. The effective tax rate for the nine months ended September 30, 2019 was 11.7%, compared with 11.5% for the nine months ended September 30, 2018. Generally, the Company's effective tax rate is significantly less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits. The Company recorded a tax benefit of $185,000, or approximately $0.02 per diluted share, in the first quarter of 2019, related to a favorable tax law clarification concerning the treatment of life insurance assets of an acquired entity. In the second quarter of 2019, the Company recorded a tax benefit of $334,000, or approximately $0.03 per diluted share, related to an increase in its deferred state income tax asset for the effect of the state tax rate change resulting from the Hamilton acquisition. These tax benefit items had the effect of lowering the effective tax rate for the nine months ended September 30, 2019, by approximately 3.6%.

FINANCIAL CONDITION

The following table presents loan balances, by loan class within segments, at September 30, 2019, December 31, 2018 and September 30, 2018.

(Dollars in thousands)	September 30, 2019	December 31, 2018	September 30, 2018

Commercial real estate:
Owner occupied	$171,327	$129,650	$119,056
Non-owner occupied	310,334	252,794	249,529
Multi-family	108,751	78,933	75,314
Non-owner occupied residential	120,395	100,367	84,598
Acquisition and development:
1-4 family residential construction	12,257	7,385	10,217
Commercial and land development	38,494	42,051	33,735
Commercial and industrial	215,734	160,964	127,011
Municipal	47,920	50,982	39,429
Residential mortgage:
First lien	353,811	235,296	167,178
Home equity – term	15,175	12,208	10,513
Home equity – lines of credit	159,930	143,616	135,578
Installment and other loans	38,977	33,411	32,783
	$1,593,105	$1,247,657	$1,084,941

Loans grew $345.4 million, from $1.25 billion at December 31, 2018 to $1.59 billion at September 30, 2019. Balances at September 30, 2019 include approximately $314.0 million acquired from Hamilton. The Hamilton acquisition increased the Company's loan portfolio principally in the residential mortgage - first lien, commercial real estate - owner occupied and non-owner occupied, and commercial and industrial classes.

Deposits grew $364.7 million from $1.56 billion at December 31, 2018 to $1.92 billion at September 30, 2019, with a reduction in brokered deposits totaling approximately $91.0 million during the period. The Hamilton acquisition accounted for approximately 80% of growth in deposits since year end, which contributed to the early payoff of brokered deposits. The remainder of the growth was organic, as the Company continued to increase both noninterest-bearing and interest-bearing deposit relationships from its cash management offerings.

Shareholders’ Equity

Shareholders’ equity totaled $223.5 million at September 30, 2019, an increase of $50.1 million from $173.4 million at December 31, 2018. The increase was attributable to the issuance of shares of the Company's common stock in connection with the acquisition of Hamilton and growth in retained earnings, and an improvement in accumulated other comprehensive income (loss) from changes in net unrealized gains and losses in securities available for sale.

Branch Consolidation

Orrstown Bank has experienced significant growth in recent years and is poised for further growth in the future. Our ongoing efforts target serving our local communities, investing in new technologies to support changes in client preferences, growing the Bank and optimizing returns for shareholders. As part of these efforts, we anticipate that the bank will finalize approvals for the consolidation of 5 Pennsylvania branches, that average less than $20 million per location, into other larger Orrstown Bank branches, as well as the sale of an operations center. We expect that these efforts will improve the profitability of the remaining branch locations and eliminate close to 50,000 square feet of excess back office space.

The following Pennsylvania branches will be closing effective January 31, 2020 at the end of the business day:
•403 North Market Street, Duncannon;
•1 South Carlisle Street, New Bloomfield;
•18 Newport Plaza, Newport;
•454 Loudon Road, Mercersburg; and
•92 Path Valley Road, Fort Loudon.

We anticipate that one time charges associated with the branch consolidations and operations center sale will be in the range of $800,000 to $1.2 million in the fourth quarter of 2019 and thereafter cost savings will be in the range of $1.5 million to $2.0 million annually, beginning in the second quarter of 2020. Subject to regulatory approval, it is anticipated that the consolidations will be completed in the first quarter of 2020. The sale of the operations center is anticipated to be completed in the fourth quarter of 2019 and approximately one third of the space will be leased back to the Bank. While this sale does not materially impact future earnings and does not result in a material gain or loss, it is part of our ongoing efforts to minimize excess space and complexity, thus allowing management to focus on future growth initiatives.

Investor Relations Contact:	Media Contact:
Matthew C. Schultheis	Luke Bernstein
Director Strategic Planning and Investor Relations	Corporate Communications Officer
Phone (717) 510-7127	Phone (717) 510-7107

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share information)	2019	2018	2019	2018

Net income	$6,901	$4,016	$12,690	$11,653
Diluted earnings per share	$0.62	$0.49	$1.23	$1.41
Cash dividends per share	$0.15	$0.13	$0.45	$0.38
Weighted-average shares outstanding - diluted	11,094	8,271	10,318	8,274
Return on average assets	1.15%	0.94%	0.77%	0.95%
Return on average equity	12.37%	10.97%	8.47%	10.89%
Net interest income	$17,920	$12,704	$51,041	$36,741
Net interest margin	3.27%	3.28%	3.43%	3.29%
Net interest margin (excluding the impact of purchase accounting) (1)	3.08%	3.28%	3.24%	3.29%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share information)	2019	2018	2018

Assets	$2,313,677	$1,934,388	$1,720,755
Loans, gross	1,593,105	1,247,657	1,084,941
Allowance for loan losses	(14,809)	(14,014)	(13,812)
Deposits	1,923,454	1,558,756	1,429,170
Shareholders' equity	223,493	173,433	145,557
Book value per share	20.00	18.39	17.36
Tangible book value per common share (1)	17.67	16.73	17.25

(1) Non-GAAP based financial measure. Please refer to Appendix B - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2019	2018	2018
Assets
Cash and cash equivalents	$50,923	$88,815	$41,017
Securities available for sale	481,120	465,844	489,356

Loans held for sale	7,610	3,340	4,765

Loans	1,593,105	1,247,657	1,084,941
Less: Allowance for loan losses	(14,809)	(14,014)	(13,812)
Net loans	1,578,296	1,233,643	1,071,129

Premises and equipment, net	43,031	38,201	35,922
Goodwill	19,925	12,592	719
Other intangible assets, net	7,654	3,910	284
Other assets	125,118	88,043	77,563
Total assets	$2,313,677	$1,934,388	$1,720,755

Liabilities
Deposits:
Noninterest-bearing	$246,773	$204,843	$187,721
Interest-bearing	1,676,681	1,353,913	1,241,449
Total deposits	1,923,454	1,558,756	1,429,170
Borrowings	131,604	179,378	128,896
Accrued interest and other liabilities	35,126	22,821	17,132
Total liabilities	2,090,184	1,760,955	1,575,198

Shareholders' Equity
Common stock	584	491	437
Additional paid-in capital	188,582	151,678	126,260
Retained earnings	32,690	24,472	24,529
Accumulated other comprehensive income (loss)	2,675	(2,972)	(5,472)
Treasury stock	(1,038)	(236)	(197)
Total shareholders' equity	223,493	173,433	145,557
Total liabilities and shareholders' equity	$2,313,677	$1,934,388	$1,720,755

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands, except per share information)	2019	2018	2019	2018
Interest income
Loans	$19,999	$12,281	$54,611	$35,068
Investment securities - taxable	3,787	2,922	10,958	7,754
Investment securities - tax-exempt	309	955	1,783	2,834
Short-term investments	561	68	1,237	169
Total interest income	24,656	16,226	68,589	45,825
Interest expense
Deposits	5,774	2,780	14,338	6,765
Short-term borrowings	39	332	316	1,097
Long-term debt	433	410	1,408	1,222
Subordinated notes	490	0	1,486	0
Total interest expense	6,736	3,522	17,548	9,084
Net interest income	17,920	12,704	51,041	36,741
Provision for loan losses	300	200	900	600
Net interest income after provision for loan losses	17,620	12,504	50,141	36,141
Noninterest income
Service charges on deposit accounts	1,761	1,524	4,930	4,405
Other service charges, commissions and fees	372	492	959	1,430
Loan swap referral fees	629	0	629	0
Trust and investment management income	1,892	1,668	5,399	5,037
Brokerage income	654	455	1,804	1,514
Mortgage banking activities	623	735	1,743	2,049
Income from life insurance	479	533	1,505	1,101
Other income	44	56	188	272
Investment securities gains	2,328	29	4,731	891
Total noninterest income	8,782	5,492	21,888	16,699
Noninterest expenses
Salaries and employee benefits	10,489	7,610	28,088	23,487
Occupancy	1,133	775	3,200	2,252
Furniture and equipment	1,252	990	3,415	2,977
Data processing	830	661	2,658	1,875
Telephone and communication	198	181	612	542
Automated teller and interchange fees	270	187	744	548
Advertising and bank promotions	279	279	1,348	898
FDIC insurance	(9)	169	397	507
Legal fees	189	215	362	364
Other professional services	625	361	1,716	1,140
Directors' compensation	228	207	725	663
Real estate owned	22	18	36	96
Taxes other than income	306	259	926	761
Intangible asset amortization	486	24	1,096	72
Merger related	471	319	7,976	473
Insurance claim receivable write off	0	0	615	0
Other operating expenses	1,392	1,081	3,743	3,022
Total noninterest expenses	18,161	13,336	57,657	39,677
Income before income tax expense	8,241	4,660	14,372	13,163
Income tax expense	1,340	644	1,682	1,510
Net income	$6,901	$4,016	$12,690	$11,653

Per share information:
Basic earnings per share	$0.63	$0.50	$1.25	$1.44
Diluted earnings per share	0.62	0.49	1.23	1.41

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	September 30, 2019			September 30, 2018
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$96,212	$561	2.31%	$13,058	$68	2.07%
Securities (1)	496,482	4,177	3.34	490,750	4,131	3.34
Loans (1)(2)	1,604,491	20,126	4.98	1,074,106	12,376	4.57
Total interest-earning assets	2,197,185	24,864	4.49	1,577,914	16,575	4.17
Other assets	193,946			108,976
Total	$2,391,131			$1,686,890
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$954,824	2,185	0.91	$759,789	$1,377	0.72
Savings deposits	151,692	81	0.21	97,527	38	0.15
Time deposits (3)	658,587	3,508	2.11	328,321	1,365	1.65
Short-term borrowings	10,497	39	1.48	63,617	332	2.07
Long-term debt	74,524	433	2.30	83,596	410	1.95
Subordinated notes	31,826	490	6.10	0	0	0.00
Total interest-bearing liabilities	1,881,950	6,736	1.42	1,332,850	3,522	1.05
Noninterest-bearing demand deposits	252,211			191,533
Other	35,720			17,323
Total Liabilities	2,169,881			1,541,706
Shareholders' Equity	221,250			145,184
Total	$2,391,131			$1,686,890
Taxable-equivalent net interest income / net interest spread		18,128	3.07%		13,053	3.12%
Taxable-equivalent net interest margin			3.27%			3.28%
Taxable-equivalent adjustment		(208)			(349)
Net interest income		$17,920			$12,704

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.
(3) For the three months ended September 30, 2019, expenses associated with the early redemption of brokered time deposits totaled $215,000, and increased the cost of funds by 13 basis points.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Nine Months Ended
	September 30, 2019			September 30, 2018
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$70,300	$1,237	2.35%	$12,169	$169	1.86%
Securities (1)	497,669	13,214	3.55	470,290	11,341	3.22
Loans (1)(2)	1,454,468	54,983	5.05	1,053,654	35,343	4.48
Total interest-earning assets	2,022,437	69,434	4.59	1,536,113	46,853	4.08
Other assets	169,308			106,979
Total	$2,191,745			$1,643,092
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$907,911	6,053	0.89	$739,616	3,191	0.58
Savings deposits	137,493	206	0.20	98,105	115	0.16
Time deposits (3)	546,717	8,079	1.98	303,749	3,459	1.52
Short-term borrowings	20,622	316	2.05	83,485	1,097	1.76
Long-term debt	86,537	1,408	2.18	83,686	1,222	1.95
Subordinated notes	31,843	1,486	6.24	0	0	0.00
Total interest-bearing liabilities	1,731,123	17,548	1.36	1,308,641	9,084	0.93
Noninterest-bearing demand deposits	230,056			174,896
Other	30,286			16,480
Total Liabilities	1,991,465			1,500,017
Shareholders' Equity	200,280			143,075
Total	$2,191,745			$1,643,092
Taxable-equivalent net interest income / net interest spread		51,886	3.23%		37,769	3.15%
Taxable-equivalent net interest margin			3.43%			3.29%
Taxable-equivalent adjustment		(845)			(1,028)
Net interest income		$51,041			$36,741

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.
(3) For the nine months ended September 30, 2019, expenses associated with the early redemption of brokered time deposits totaled $215,000, and increased the cost of funds by 5 basis points.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)
	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2019	2019	2018	2018

Nonaccrual loans (cash basis)	$6,931	$4,387	$5,165	$5,458
Other real estate (OREO)	642	735	130	286
Total nonperforming assets	7,573	5,122	5,295	5,744
Restructured loans still accruing	1,042	1,104	1,132	1,143
Loans past due 90 days or more and still accruing	2,982	1,661	57	0
Total nonperforming and other risk assets	$11,597	$7,887	$6,484	$6,887

Loans 30-89 days past due (1)	$5,287	$5,428	$5,186	$1,681
Acquired loans 30-89 days past due included above	$2,420	$2,495	$1,417	$0

Asset quality ratios:
Total nonperforming loans to total loans	0.44%	0.27%	0.41%	0.50%
Total nonperforming assets to total assets	0.33%	0.21%	0.27%	0.33%
Total nonperforming assets to total loans and OREO	0.48%	0.32%	0.42%	0.53%
Total risk assets to total loans and OREO	0.73%	0.49%	0.52%	0.63%
Total risk assets to total assets	0.50%	0.33%	0.34%	0.40%

Allowance for loan losses to total loans	0.93%	0.90%	1.12%	1.27%
Allowance for loan losses to nonperforming loans	213.66%	329.61%	271.33%	253.06%
Allowance for loan losses to nonperforming and restructured loans still accruing	185.74%	263.34%	222.55%	209.24%

Allowance for Loan Losses Activity (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2019	2018	2019	2018

Balance, beginning of period	$14,460	$13,437	$14,014	$12,796
Provision for loan losses	300	200	900	600
Recoveries	172	334	476	779
Charge-offs	(123)	(159)	(581)	(363)
Balance, end of period	$14,809	$13,812	$14,809	$13,812

Appendix A- Supplemental Reporting of Unusual Items

The following table presents unusual items that impacted each period shown. These items are presented to enable investors to better understand the magnitude of certain significant items on reported GAAP results in the context of the Company's growth and acquisition activities.

	Three Months Ended		Nine Months Ended
	9/30/2019	9/30/2018	9/30/2019	9/30/2018
(In thousands)
Pretax Items
Merger related expenses	$(471)	$(319)	$(7,976)	$(473)
Net securities gains	2,328	29	4,731	891
Accelerated payoff of brokered deposits and borrowings penalty	223	0	223	0
Life insurance proceeds	0	242	255	242
Restricted stock forfeiture expense benefit	0	262	350	262
Accretion - recoveries on purchased credit impaired loans	21	0	736	0
Insurance claim receivable write-off	0	0	615	0

Income Tax Expense Items
Tax benefit from state deferred tax asset rate change	0	0	334	0
Tax benefit from acquired life insurance assets	0	0	185	0

Appendix B- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets totaling $27.6 million and $16.5 million at September 30, 2019 and December 31, 2018.
Management believes providing certain “non-GAAP” financial information will assist investors in their understanding of the effect of acquisition activity on reported results, particularly to overcome comparability issues related to the influence of intangibles (principally goodwill) created in acquisitions.
Tangible book value per share and net interest margin excluding the impact of purchase accounting, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
The following table presents the computation of each non-GAAP based measure shown together with its most directly comparable GAAP based measure.

(in thousands, except per share information)
Tangible Book Value per Common Share		September 30, 2019	December 31, 2018	September 30, 2018
Shareholders' equity		$223,493	$173,433	$145,557
Goodwill and other intangible assets, net of related tax effect		25,972	15,698	943
Tangible common equity (non-GAAP)		$197,521	$157,735	$144,614

Common shares outstanding		11,175	9,430	8,386

Book value per share (most directly comparable GAAP based measure)		$20.00	$18.39	$17.36
Intangible assets per share		2.33	1.66	0.11
Tangible book value per share (non-GAAP)		$17.67	$16.73	$17.25

	For The Three Months Ended		For The Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net Interest Margin (excluding the impact of purchase accounting)
Net interest margin as reported	3.27%	3.28%	3.43%	3.29%
Adjustment for purchase accounting:
Total interest-earning assets (loans)	0.19%	0.00%	0.19%	0.00%
Net interest margin (excluding the impact of purchase accounting) (non-GAAP)	3.08%	3.28%	3.24%	3.29%

About the Company

With over $2.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on our strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; and to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2018 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.

If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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